Exhibit 14

Spree Acquisition Corp. 1 Limited

Code of Ethics and Business Conduct

Adopted effective as of: [    ], 2021

1. Introduction

This Code of Ethics and Business Conduct (“Code”) has been adopted by the Board of Directors (the “Board”) of Spree Acquisition Corp. 1 Limited (together with its subsidiaries (if any), the “Company”) and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for directors, officers, consultants, advisors and (if applicable) employees of the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with directors, officers, consultants, advisors, employees (if applicable), customers, suppliers, competitors, the government, the public, and our shareholders. All of our directors, officers, consultants, advisors and (if applicable) employees must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well- intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

2. Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No director, officer, advisor or (if applicable) employee of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

3. Trading on Inside Information

Using non-public, Company information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non-public, company information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s Policy Against Insider Trading, copies of which are distributed to all officers, directors, consultants, advisors and (if applicable) employees, and are available from the Company’s Secretary. You should contact the Secretary with any questions about your ability to buy or sell securities.

4. Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our officers, directors, advisors and to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

The provisions of this Section 4 are qualified in their entirety by reference to Section 11.

5. Conflicts of Interest

Our directors, officers, consultants, advisors and (if applicable) employees have an obligation to act in the best interest of the Company. All directors, officers, consultants, advisors and (if applicable) employees should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest may arise when a director, officer, consultant, advisor or (if applicable) employee takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when a director, officer, consultant, advisor or (if applicable) employee (or his or her family members) receives improper personal benefits as a result of the director’s, officer’s, consultant’s, advisor’s or (if applicable) employee’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

●	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

●	Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

●	Competing with the Company for the purchase or sale of property, products, services or other interests.
●	Having an interest in a transaction involving the Company, a competitor, a customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

●	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

●	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Secretary.

In order to avoid conflicts of interests, senior executive officers and directors must disclose to the Secretary any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Secretary shall notify the committee of the Board of Directors with responsibility for corporate governance of any such disclosure. Conflicts of interests involving the Secretary or directors shall be disclosed to the committee of the Board of Directors with responsibility for corporate governance.

6. Protection and Proper Use of Company Assets

Protecting Corporate assets and preventing loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to the Secretary.

The sole purpose of the Company’s equipment, vehicles, supplies and technology is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

7. Corporate Opportunities

If any of our directors, officers, consultants, advisors and (if applicable) employees becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. However, directors, officers, consultants, advisors and (if applicable) employees may be prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position. No director, officer, consultant, advisor or (if applicable) employee may use corporate property, information or position for personal gain, and no director, officer, consultant, advisor or (if applicable) employee may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the director, officer, consultant, advisor or (if applicable) employee takes away from the Company opportunities for sales or purchases of products, services or interests. Directors, officers, consultants, advisors or (if applicable) employee owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

8. Fair Dealing

Each director, officer, consultant, advisor and (if applicable) employee of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and any director, officer, consultant, advisor or (if applicable) employee involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to, or entertainment of, non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in a commercial business environment may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Secretary.

Except in certain limited circumstances, the United States Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Secretary before taking any action.

9. Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

10. Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All directors, officers, consultants, advisors and (if applicable) employees are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including by subjecting persons who violate its provisions to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require the exercise of judgment or the making of difficult decisions. Directors, officers, consultants, advisors and (if applicable) employees should promptly report any concerns about a violation of ethics, laws, rules, regulations or this Code to their supervisors or the Secretary or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual report on Form 10-K.

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Secretary, and the Secretary shall notify the Chairman of the Audit Committee of any violation. Any such concerns involving the Secretary should be reported to the Chairman of the Audit Committee.

The Company encourages all directors, officers, consultants, advisors and (if applicable) employees to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all personnel without fear of retribution or retaliation is vital to the successful implementation of this Code. All directors, officers, consultants, advisors and (if applicable) employees are required to cooperate in any internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Secretary of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, and the Company will devote the necessary resources to enable the Secretary to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Secretary.

The provisions of this Section 10 are qualified in their entirety by reference to Section 11.

11. Reporting Violations to a Governmental Agency

You understand that you have the right to:

●	Report possible violations of United States state, federal or local law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

●	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self- regulatory organization or any other United States federal, state or local regulatory or law enforcement authority;

●	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

●	Respond truthfully to a valid subpoena.

You have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law. It is a violation of United States federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity or self- regulatory organization.

Notwithstanding anything contained in this Code or otherwise, you may disclose confidential Company information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require you to withdraw reports or filings alleging possible violations of United States federal, state or local law or regulation, and the company may not offer you any kind of inducement, including payment, to do so.

Your rights and remedies as a whistleblower protected under applicable United States whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and you may also be eligible to receive an award under such laws.

12. Waivers and Amendments

Any waiver of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be disclosed to the Company’s shareholders within four business days. Any waiver of this Code for consultants, advisors and (if applicable) employees may only be granted by the Secretary. Amendments to this Code must be approved by the Audit Committee and amendments of the provisions in this Code applicable to the Chief Executive Officer and the senior financial officers will also be promptly disclosed to the Company’s shareholders.

13. Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of directors, officers, advisors, consultants and (if applicable) employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to ensure that directors, officers, advisors, consultants and (if applicable) employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All directors, officers, advisors, consultants and (if applicable) employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment.

14. Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual directors, officers, advisors, consultants and (if applicable) employees from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.